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                              JASON INCORPORATED                EXHIBIT 21.1
                                 SUBSIDIARIES
                                     10-K

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

                                                                      PERCENT OF
          SUBSIDIARY                                   COUNTRY        OWNERSHIP
          ----------                                   -------        ----------
Braden Construction Services, Inc                        U.S.            100%
Braden Europe, BV                                        Netherlands     100%
Deltak Construction Services, Inc                        U.S.            100%
JacksonLea Canada, a subsidiary of Jason Canada          Canada          100%
JacksonLea de Mexico                                     Mexico          100%
Janesville de Mexico                                     Mexico         79.2%
Jason Canada Incorporated                                Canada          100%
Jason Industrial Products International Corporation      Barbados        100%
Jason Ohio Corporation                                   U.S.            100%
Jason, GmbH                                              Germany         100%
Osborn de Mexico                                         Mexico          100%
Osborn de Venezuela                                      Venezuela       100%
Shanghai JacksonLea Polishing Materials Co., Ltd.        P.R.C            50%
Shenzhen Deltak Energy Systems Company, Ltd.             P.R.C.           60%
Suroflex, Gmbh                                           Germany          51%
Lea (Hong Kong) International Ltd.                       Hong Kong        50%
Jason Precision Components Shenzhen Ltd.                 P.R.C.          100%
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